UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2023

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-35784	98-0691007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive, Miami, Florida 33126

(Address of principal executive offices, and Zip Code)

(305) 436-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $.001 per share	NCLH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of President and Chief Executive Officer

On March 20, 2023, Norwegian Cruise Line Holdings Ltd. (the “Company” or “NCLH”) announced that Frank J. Del Rio will retire from his position as the Company’s President and Chief Executive Officer and resign from the Board of Directors of the Company, effective as of the end of the day on June 30, 2023.

Appointment of President and Chief Executive Officer and Appointment to Board of Directors

On March 20, 2023, the Company announced that Mr. Harry Sommer would become President and Chief Executive Officer – Elect of the Company, effective April 1, 2023, and President and Chief Executive Officer of the Company, effective July 1, 2023. There are no arrangements or understandings between Mr. Sommer and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Sommer has also been appointed to the Board of Directors of the Company, effective July 1, 2023, to assume Mr. Del Rio’s vacant seat as a Class III director for a term ending at the Company’s 2025 annual general meeting of shareholders.

Mr. Sommer, age 55, has served as President and Chief Executive Officer, Norwegian Cruise Line, since January 2020 and was President, International, from January 2019 to January 2020. Prior to that, he served as Executive Vice President, International Business Development from May 2015 to January 2019. From February 2015 until May 2015, he served as Executive Vice President and Chief Integration Officer for NCLH. Mr. Sommer previously served as Senior Vice President and Chief Marketing Officer of Prestige Cruises International S. de R.L. or its predecessors (“Prestige”) from October 2013 until February 2015, Senior Vice President, Finance, and Chief Information Officer of Prestige from September 2011 until October 2013 and Senior Vice President, Accounting, Chief Accounting Officer and Controller of Prestige from August 2009 until August 2011 and Vice President, Relationship Marketing for Norwegian Cruise Line from 2000 to 2001. Prior to joining Prestige, Mr. Sommer was the co-founder and President of Luxury Cruise Center, a high-end travel agency and prior to that, held various marketing and finance roles at Renaissance Cruises. Mr. Sommer holds an M.B.A. from Pace University and a B.B.A. from Baruch College.

Appointment of President, Norwegian Cruise Line

On March 20, 2023, the Company also announced that Mr. David Herrera would be become President, Norwegian Cruise Line, effective April 1, 2023. There are no arrangements or understandings between Mr. Herrera and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Herrera, age 51, has served as the Chief Consumer Sales and Marketing Officer for Norwegian Cruise Line since October 2021. Prior to that, he served as Senior Vice President, Consumer Research for Norwegian Cruise Line from May 2020 to October 2021, Senior Vice President, Brand Finance and Strategy for Norwegian Cruise Line from August 2018 to October 2021, Senior Vice President, Strategy and Corporate Development from February 2018 through July 2018, President of NCLH China, from November 2015 to February 2018 and Senior Vice President, Strategy and Business Development from May 2015 to November 2015. Prior to the acquisition of Prestige, Mr. Herrera served as a Senior Advisor to the Chief Executive Officer of Prestige from 2012 through 2014. Prior to that, he was the founder and managing partner of Eastside Financial Group, a private investment firm, where he invested in and advised private companies, a Vice President at Sanford C. Bernstein, where he advised high net worth families and endowments on financial matters, Vice President of Marketing, Finance and Reinsurance for Markel Corporation, and an investment banker at Goldman, Sachs & Co. in the Financial Institutions Group. Mr. Herrera proudly served in the U.S. Army National Guard in Florida, Texas and New York. Mr. Herrera has a B.B.A. from Stetson University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Employment Agreements

In connection with their promotions, on March 15, 2023, Mr. Sommer and Mr. Herrera entered into new employment agreements with subsidiaries of the Company, which will be effective as of July 1, 2023 and April 1, 2023, respectively. Mr. Sommer and Mr. Herrera’s employment agreements have initial terms through December 31, 2025 (the “Expiration Date”), which will automatically renew on the Expiration Date and each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or the executive gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreements are summarized below.

Base Salary and Bonus. Mr. Sommer will receive an annual base salary of $1,100,000, subject to annual review. Mr. Herrera will receive an annual base salary of $750,000, subject to annual review. Mr. Sommer will be eligible to earn a target annual bonus in an amount to be determined by the Compensation Committee of the Company, which will be equal to at least 175% of his annual base salary. Mr. David Herrera will be eligible to earn an annual bonus in an amount to be determined by the Compensation Committee of the Company.

Equity Awards. Mr. Sommer and Mr. Herrera will be eligible to participate in the Company’s Amended and Restated 2013 Performance Incentive Plan (the “Plan”). Any grants made to Mr. Sommer or Mr. Herrera under the Plan must be approved by the Compensation Committee of the Board of Directors of the Company. At least 50% of the grant date fair value of any annual equity award granted to Mr. Sommer pursuant to the Plan will be subject to performance-based vesting requirements.

Other Benefits. Mr. Sommer and Mr. Herrera will be eligible to participate in the benefit plans and programs generally available to other similarly situated executives, including an executive medical plan. Mr. Sommer will also be entitled to a $2,500 monthly car allowance and 5 weeks of vacation per year. Mr. Herrera will be entitled to a $1,500 monthly car allowance and 4 weeks of vacation per year.

Severance Terms. If we terminate Mr. Sommer or Mr. Herrera’s employment without cause, provide notice that their agreements shall not be extended or further extended, or Mr. Sommer or Mr. Herrera terminate their employment for good reason, they will be entitled to receive: (i) a severance payment equal to two times their base salary then in effect, payable in substantially equal installments over a period of 12 months, (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination and any earned but unpaid bonus for the prior fiscal year and (iii) reimbursement of premiums to continue medical, vision and dental for eighteen months. Mr. Sommer will also be entitled to accelerated vesting for any outstanding unvested equity awards that are not based on performance conditions and continued vesting eligibility for any outstanding unvested performance-based equity awards to the extent such awards were granted on or after July 1, 2023 in the event his employment is terminated for the reasons above or due to his death or disability. In addition, if either Mr. Sommer’s or Mr. Herrera’s employment is terminated for the reasons above in connection with a change in control transaction, each executive would receive full accelerated vesting of all outstanding equity awards.

Retirement Terms. If Mr. Sommer or Mr. Herrera meet certain retirement eligibility requirements in their employment agreements, and remain employed with the Company through an agreed retirement date, they will be entitled to: (i) accelerated vesting for all outstanding time-based equity awards that were granted more than one year prior to the retirement date and after the effective date of their promotion, (ii) pro-rata vesting for all outstanding time-based equity awards that were granted less than one year prior to the retirement date and after the effective date of their promotion, (iii) continued vesting eligibility for all outstanding equity awards that are subject to performance conditions that were granted after the effective date of their promotion, (iv) a pro-rata bonus and any unpaid bonus for the prior fiscal year, only in each case if earned, (v) continued cruise benefits and (vi) continued medical, vision and dental benefits for 18 months.

The foregoing description of Mr. Sommer’s and Mr. Herrera’s employment agreements is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Transition, Release and Consulting Agreement

In connection with his retirement as President and Chief Executive Officer, Mr. Del Rio entered into a Transition, Release and Consulting Agreement with a subsidiary of the Company on March 15, 2023 (the “Transition Agreement”). Under the terms of the Transition Agreement, Mr. Del Rio will remain employed as President and Chief Executive Officer of the Company through June 30, 2023, and will enter into a consulting term with the Company from July 1, 2023 through December 31, 2025 where he will provide support and advice to the Company’s Board of Directors as a Senior Advisor to the Board of Directors. Pursuant to the terms of the Transition Agreement, Mr. Del Rio will be entitled to (i) continue to receive his annual base salary under his existing employment agreement through June 30, 2023, (ii) continued medical benefits for two years, (iii) continued cruise benefits post separation, and (iv) earn a $9 million cash incentive bonus based on the achievement of a successful transition of responsibilities to Mr. Sommer and the Company’s achievement of targeted Adjusted EBITDA performance levels through June 30, 2023. The Transition Agreement provides that Mr. Del Rio will not be entitled to any new equity awards during 2023, and no such grants have been made. In connection with his consulting services, Mr. Del Rio will be entitled to a $2 million consulting fee in 2023, and a $4 million consulting fee in each of 2024 and 2025. Mr. Del Rio will also continue to be subject to restrictions on competition through at least June 2024 and at any time he is serving as a consultant.

The foregoing description of Mr. Del Rio’s Transition Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and between NCL (Bahamas) Ltd. and Harry Sommer, entered into on March 15, 2023.
10.2	Employment Agreement by and between NCL (Bahamas) Ltd. and David Herrera, entered into on March 15, 2023.

10.3	Transition, Release and Consulting Agreement by and between NCL (Bahamas) Ltd. and Frank J. Del Rio, entered into on March 15, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 20, 2023	NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/Daniel S. Farkas
Daniel S. Farkas
Executive Vice President, General Counsel and Assistant Secretary